Exhibit 10.1

October 8, 2019

Edmond L. Harris

Re:	Amendment to Employment Letter

Dear Ed:

On behalf of CSX Corporation (the “Company”), I am writing to memorialize the revised terms of your employment reflecting your new role as Executive Vice President—CSX and to amend the terms of your January 8, 2018 Employment Letter (“Letter Agreement”). Unless specifically provided in this amendment (the “Amendment“), the remaining terms of your Letter Agreement remain in full force and effect.

Accordingly, effective as of the date hereof, unless otherwise provided herein, (i) Section 3(g) of your Letter Agreement is deleted in its entirety and Sections 3(h), (i) and (j) are renumbered as Sections 3(g), (h) and (i) respectively and (ii) Sections 1, 2, 3(a), 3(c) and 6(g) of your Letter Agreement are hereby deleted in their entirety and replaced with the following revised Sections 1, 2, 3(a), 3(c) and 6(g):

“Section 1. Employment Term. Your employment will be on an “at-will” basis, pursuant to the terms and conditions of this Letter Agreement. Your employment with the Company will commence effective as of January 8, 2018 (the “Start Date”) and will continue until December 31, 2020 (such period, the “Term”) unless terminated earlier as provided herein.”

“Section 2. Title and Nature of Duties. Effective as of October 2, 2019, you will be employed as Executive Vice President - CSX, reporting to me or my successor. You will have such duties and obligations as are customary for and commensurate with such position and will perform such other duties as may be reasonably assigned from time to time consistent with your position by me or the Board of Directors of the Company (the “Board”).”

Section 3. Compensation and Benefits.

a.       “Base Salary. Effective January 9, 2020, you will be paid an annual base salary (“Base Salary”) of $500,000.00, payable in accordance with the Company’s normal payroll procedures.”

c.       “Long Term Incentives. You will be eligible to participate in the Company’s long term incentive plans (each an “LTIP”). Your LTIP grant for 2020 will be in the aggregate amount of $1,600,000.00 (such 2020 LTIP grant, together with any prior grants, the “LTIP Awards”).

Your 2018 Grant and future LTIP grants will be made under either the CSX 2010 Stock and Incentive Award Plan (the “2010 Plan”) or the CSX 2019 Stock and Incentive Award Plan (together with the 2010 Plan, the “Plans”) and will be subject to the terms thereof, the terms of the award agreements pursuant to which such grants are made and the terms set forth in this Letter Agreement.”

Section 6. Miscellaneous

g.       “Notice Requirements. If, prior to December 31, 2020, you determine to resign your employment with the Company or the Company determines to terminate your employment, you or the Company, as applicable, will provide at least 30 days prior written notice to the other party of such determination specifying your last day of employment.”

Please indicate your agreement and acceptance of this Amendment by signing and dating the enclosed duplicate original of this Letter Agreement and returning it to me.

Very truly yours,

/s/ James M. Foote
James M. Foote
President & Chief Executive Officer

/s/ Edmond L. Harris
Edmond L. Harris

Dated:	October 8, 2019